UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2014

FIRST LIBERTY POWER CORP.
Exact name of registrant as specified in its charter

Nevada	000-52928	90-0748351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 W. Lake Mead Blvd, Suite 300, Las Vegas NV	89128
(Address of principal executive offices)	(Zip Code)

(702) 675-8198
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of Officer

Mr. Dimitrios S. Trikeriotis (Age 49)

Appointed: April 28, 2014

Mr. Triketiotis comes to First Liberty Power with a 16-year international career in company and product development within wide-ranging sectors, including construction, electronics, automotive, metals, safety and mining equipment.  In January of 2011, Mr. Trikeriotis was instrumental in founding an innovative mining and mill process development company, based in Hong Kong and China, and later expanded outside of Asia.  In 2004 through 2010, Mr. Triketiotis founded and operated the ITCL joint ventures group, a multi-million dollar trading and consulting business located in Hong Kong.  ITCL represented an extensive network of Chinese-based suppliers in joint business ventures around the world.  Eventually the Company expanded its base to include clients in Greece, Hong Kong, the United States and Canada.

Prior to 2004, Mr. Triketiotis owned and managed BTech and Pacific Imports, headquartered in Thessaloniki, Greece and with a sales force throughout the United Kingdom, Germany, Italy, Slovenia and France.  BTech operations were focused on revolutionary ideas for product purchase, assembly, packaging and delivery to the end user, focused on the bicycling industry.

Mr. Triketiotis consulting career has led him to worldwide contract work, negotiating design, copyright and trademark rights for companies including Coca Cola, Heineken, Amstel, Dewar’s, Centrum, Phillip Morris, McDonalds and Goodyear.   His consulting expertise includes budgeting, stock sales, contract negotiations, cost cutting, computerization and internal auditing.

Mr. Triketiotis was born in Victoria, BC. Canada and spent his formative years in Athens Greece.  He is fluent in English, Greek and Italian and counts advancing technologies, science, product development / research and environmental products / policies among his professional interests.

There are no family relationships between Mr. Trikertiotis and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Compensatory arrangements for Mr. Trikeriotis are, upon finalization, to be disclosed in the next quarterly filings of the Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

First Liberty Power Corp.

Dated: April 29, 2014	By:	/s/ Donald Nicholson
	Name:	Donald Nicholson
`	Title:	President & CEO